Circuit City Stores, Inc. Reports Second Quarter Results

Richmond, Va., September 20, 2007 - Circuit City Stores, Inc. (NYSE:CC) today reported results for the second quarter ended August 31, 2007.


Statements of Operations Highlights

                                           Three Months Ended August 31                Six Months Ended August 31
                                            2007                2006                  2007                2006
(Dollar amounts in millions                      % of                  % of                % of                  % of
except per share data)                    $      Sales        $        Sales        $       Sales        $       Sales
-----------------------------------------------------------------------------     -----------------------------------------
Net sales.......................      $2,644.0  100.0%   $2,818.5    100.0%       $5,129.5  100.0%    $5,415.1    100.0%
Gross profit....................      $  546.0   20.7%   $  670.1     23.8%       $1,106.2   21.6%    $1,305.9     24.1%
Selling, general and administrative
    expenses....................      $  677.9   25.6%   $  656.7     23.3%       $1,326.3   25.9%    $1,291.0     23.8%
(Loss) earnings from continuing
    operations before income taxes    $ (128.2)  (4.8)%  $   19.2      0.7%       $ (210.6)  (4.1)%   $   27.5      0.5%
Net (loss) earnings from continuing
    operations..................      $  (63.1)  (2.4)%  $   11.7      0.4%       $ (117.9)  (2.3)%   $   17.0      0.3%
Net (loss) earnings.............      $  (62.8)  (2.4)%  $   10.0      0.4%       $ (117.4)  (2.3)%   $   16.4      0.3%
Net (loss) earnings per share from
    continuing operations.......      $  (0.38)     -    $   0.07        -        $  (0.71)     -     $   0.10        -
Net (loss) earnings per share...      $  (0.38)     -    $   0.06        -        $  (0.71)     -     $   0.09        -

Balance Sheets Highlights

                                                                         August 31
(Dollar amounts in millions)                                        2007           2006          % Change
--------------------------------------------------------------------------------------------     ------------
Cash, cash equivalents and short-term investments............... $    424.4     $    599.6          (29)%
Merchandise inventory........................................... $  1,833.2     $  1,849.5           (1)%
Merchandise payable............................................. $  1,110.2     $    983.0           13%
Long-term debt, including current installments.................. $     59.0     $     55.4            7%
Stockholders' equity............................................ $  1,637.0     $  1,915.3          (15)%

Second Quarter Summary
o Net sales declined 6.2 percent, driven by a comparable store sales decline of 7.9 percent. In the same period last fiscal year, the company posted total sales growth of 11.1 percent and comparable store sales growth of 8.5 percent.
o In the domestic segment, direct channel sales grew 20 percent and PC services and home theater installation revenues grew 22 percent versus the prior year.
o Gross profit margin decreased 313 basis points compared with last year's result due to a decrease in merchandise margins, which was driven primarily by a decrease in domestic segment extended warranty net sales and a greater mix of PC hardware sales as well as a decrease in PC hardware and television margins.
o SG&A expenses as a percentage of net sales increased from the prior year by 234 basis points, which primarily reflects the deleveraging impact of lower sales and incremental expenses associated with new stores, information technology and services.
o The loss from continuing operations before income taxes was 4.8 percent of net sales compared with earnings from continuing operations before income taxes of 0.7 percent of net sales in the prior year.
o The company reported a loss from continuing operations of 38 cents per diluted share compared with earnings from continuing operations of 7 cents per diluted share in the prior year.
o The company's cash, cash equivalents and short-term investments decreased by $175.2 million from a year earlier to $424.4 million, driven by $320.4 million in purchases of property and equipment and $194.3 million in stock repurchases and dividend payments. These uses of cash were partially offset by cash provided by operations, including a $143.5 million improvement in net-owned inventory, and cash provided by the issuance of common stock.

"While we are not satisfied with the financial performance for the quarter, we made solid progress on our multi-year turnaround plan to increase productivity and to improve the customer experience," said Philip J. Schoonover, chairman, president and chief executive officer of Circuit City Stores, Inc. "We expected the changes to be disruptive in the near-term, but necessary to deliver long-term profitable growth through our four areas of strategic focus - home entertainment, new store openings, multi-channel and digital home services.

"In  the  domestic  segment,   we  implemented  new  retail  standard  operating
procedures  across  more  than 650  stores;  invested  in  growth  by  opening 9 incremental and 4 relocated Superstores; grew direct channel sales by 20 percent and  services  revenues by 22  percent;  and  increased  the sales of flat panel televisions each month of the quarter.

"Our domestic segment comparable store sales changes improved each month of the quarter. This improvement and the results from the 65 learning center stores that are used to roll out our transformation changes, all of which have completed the implementation of the new operating platform, lead us to believe that the store-level changes are having a positive impact on the customer experience."

A summary of results by segment is shown in Table 1.

Sales
For the second quarter ended August 31, 2007, net sales decreased 6.2 percent to $2.64 billion from $2.82 billion in the same period last year, with consolidated comparable store sales decreasing 7.9 percent from the prior year. A summary of net sales results is shown in Table 2.

Domestic Segment Sales
For the second quarter, net sales for the domestic segment decreased 6.3 percent to $2.51 billion from $2.68 billion in the same period last year, with comparable store sales decreasing 8.0 percent from the prior year. For the quarter in the domestic segment, direct channel sales, including Web- and call center-originated sales, grew 20 percent, and PC services and home theater installation revenues grew 22 percent from the prior year.

During  the  second  quarter,  the  domestic  segment  opened  nine  incremental
Superstores and relocated four Superstores.

The net sales  represented  by each major  category for the periods ended August
31, 2007 and 2006, are shown in Table 3.

In the video category, Circuit City generated a double-digit comparable store sales decrease in the second quarter. Comparable store sales of flat panel televisions increased by double digits. Total television comparable store sales decreased by double digits, as significant comparable store sales decreases in projection and tube televisions more than offset the flat panel television increase. Comparable store sales of digital imaging products and accessories decreased by a low single digit. Comparable store sales of camcorders and DVD hardware declined by double digits.

In   the   information   technology   category,   Circuit   City   generated   a
low-single-digit   comparable  store  sales  increase  in  the  second  quarter.
Comparable  store sales of notebook  computers  increased by double digits,  and comparable  store  sales of desktop  computers  declined  by a low single  digit compared with the prior year.

In the audio category, Circuit City generated a double-digit comparable store sales decrease in the second quarter. Comparable store sales of navigation products increased by strong double digits. Comparable store sales of portable digital audio, mobile, home audio and digital satellite radio products declined by double digits.

In the entertainment category, Circuit City generated a high-single-digit comparable store sales increase in the second quarter, reflecting a strong double-digit comparable store sales increase in video gaming products and a double-digit comparable store sales increase in PC software. Comparable store sales of video software and music software declined by double digits.

Domestic segment extended warranty net sales were $67.0 million, or 2.7 percent of domestic segment net sales, in the second quarter, compared with $107.7 million, or 4.0 percent of domestic segment net sales, in the same period last year. PC services and home theater installation revenues increased 22 percent to $63.6 million from $52.1 million in the same period last year.

International Segment Sales
For the second quarter, net sales for the international segment decreased 3.9 percent to $132.5 million from $137.9 million in the same period last fiscal year. The decrease was driven by the impact of the year-over-year decrease of 57 retail stores and dealer outlets, net of openings, as well as the comparable store sales decline of 4.4 percent in local currency for the quarter. The effect of fluctuations in foreign currency exchange rates favorably impacted the sales decline by approximately 5 percentage points.

Gross Profit
The consolidated gross profit margin was 20.7 percent in the second quarter compared with 23.8 percent in the same period last fiscal year. Domestic segment gross profit margin decreased 331 basis points from the prior year. The decrease was driven by a decrease in domestic segment extended warranty net sales and a greater mix of PC hardware sales as well as a decrease in PC hardware and television margins.

The international segment's second quarter gross profit margin was flat compared to last year's result and did not materially impact the consolidated gross profit margin decline.

Selling, General and Administrative Expenses
Selling, general and administrative (SG&A) expenses were 25.6 percent of consolidated net sales in the second quarter, compared with 23.3 percent of consolidated net sales in the same period last year.

The domestic segment's SG&A  expense-to-sales  ratio increased 245 basis points.
The increase primarily reflects the overall  deleveraging impact of lower sales;
133 basis points in occupancy costs due primarily to store openings; and 73 basis points in incremental expenses in information technology and services. The unfavorable impacts were partially offset by a decrease in compensation and travel expenses that resulted from our expense reduction initiatives.

The international segment's SG&A expense-to-sales ratio was relatively flat compared to last year's result and did not materially impact the consolidated expense-to-sales ratio increase.

A summary of selling, general and administrative expenses by category is shown in Table 4.

Net (Loss) Earnings from Continuing Operations
The fiscal 2008 second quarter net loss from continuing operations totaled $63.1 million, or 38 cents per diluted share, compared with net earnings from continuing operations of $11.7 million, or 7 cents per diluted share, for the second quarter of fiscal 2007.

Financial Condition
At August 31, 2007, Circuit City had cash, cash equivalents and short-term investments of $424.4 million compared with $599.6 million at August 31, 2006.
The $175.2 million decrease was driven primarily by $320.4 million in purchases of property and equipment and $194.3 million in stock repurchases and dividend payments. These uses of cash were partially offset by cash provided by operations, including a $143.5 million improvement in net-owned inventory, and cash provided by the issuance of common stock.

Merchandise inventory decreased 0.9 percent to $1.83 billion from $1.85 billion last year. Merchandise payable increased 12.9 percent to $1.11 billion from $983.0 million due primarily to timing of payments. Net-owned inventory decreased by $143.5 million, of which domestic segment net-owned inventory decreased by $106.4 million, compared with the prior year.

At August 31, 2007, Circuit City had $59.0 million in long-term debt, primarily related to capital leases, and no short-term debt.

Capital expenditures, net of landlord reimbursements, for the second quarter totaled $69.9 million.

Stock Buyback
Circuit City did not repurchase  stock during the second  quarter.  As of August
31,  2007,  the  company  had   repurchased   60.4  million  shares  under  this
authorization at a cost of $966.3 million, excluding commission fees.

Updated Fiscal 2008 Outlook
The company expects continued weakness in its third quarter results, with a net loss from continuing operations less than that of the second quarter. The improvement will result from stabilizing performance levels as the pace of change slows in both the stores and the store support center. The company expects to deliver a net profit for the fourth quarter and a full-year net loss from continuing operations.

The company continues to expect to open 60 to 65 incremental and relocated domestic segment Superstores in fiscal 2008. Domestic segment Superstore openings estimates are shown in Table 5. The timing of store openings depends upon a number of factors and can change during the year. The company expects approximately two-thirds of the openings to be in a 20,000 square foot format.

Conference Call Information
Circuit City will host a conference  call for investors at 11:00 a.m. EDT today.
Investors in the United States and Canada may access the call at (800) 399-0127.
Other investors may access the call at (706) 634-7512. A live Web cast of the conference call will be available on the company's investor information home page at http://investor.circuitcity.com.

A replay of the call will be available by approximately 2:00 p.m. EDT today and will remain available through September 27. Investors in the United States and Canada may access the recording at (800) 642-1687, and other investors may dial
(706) 645-9291. The access code for the replay is 14906679. A replay of the call also will be available on the Circuit City investor information home page.

About Circuit City Stores, Inc.
Circuit City Stores, Inc. (NYSE:CC) is a leading specialty retailer of consumer electronics and related services. At August 31, the domestic segment operated
652 Superstores and 13 other locations in 158 U.S. media markets. At August 31, the international segment operated through 800 retail stores and dealer outlets in Canada. Circuit City also operates Web sites at www.circuitcity.com, www.thesource.ca and www.firedog.com.

Forward-Looking Statements
Statements  made  in  this  release,  other  than  those  concerning  historical financial information,  may be considered forward-looking statements,  which are subject to risks and uncertainties, including without limitation: (1) the impact of pricing and  promotional  activities  of the  company's  competitors  and the company's response to those actions, (2) the pace of commoditization of consumer electronics,  (3) the  ability  of vendors  to  fulfill  merchandise  orders and allocation  commitments,  (4) the  company's  ability  to control  and  leverage expenses as a percentage of sales, (5) general economic  conditions,  including, without limitation,  changes in interest rates, consumer sentiment and commodity pricing,  (6) the company's  ability to generate sales and margin growth through expanded service  offerings,  (7) the company's  ability to continue to generate strong  sales  growth in key product  categories  and  through its direct  sales channel,  (8) the  impact of  initiatives  related to  upgrading  merchandising, marketing,  point-of-sale and information  systems on revenue and margin and the costs  associated with these  investments,  (9) the  availability of real estate that meets the  company's  criteria for new and  relocating  stores and (10) the company's  strategic  evaluation  of the  international  segment,  including the impact of changes in credit markets. Discussion of additional factors that could cause  actual  results  to  differ  materially  from  management's  projections, forecasts, estimates and expectations is set forth under Management's Discussion and Analysis of Results of  Operations  and  Financial  Condition in the Circuit
City Stores,  Inc. Annual Report on Form 10-K for the fiscal year ended February
28, 2007, in the Quarterly  Report on Form 10-Q for the fiscal quarter ended May
31, 2007, and in the company's other SEC filings. A copy of the annual report is
available    on   the    company's    investor    information    Web   site   at
http://investor.circuitcity.com.

Contact:     Bill Cimino, Director of Corporate Communications, (804) 418-8163
             Jessica Clarke, Investor Relations, (804) 527-4038
             Patty Whitten, Investor Relations, (804) 527-4033




                                                CIRCUIT CITY STORES, INC.
                                          CONSOLIDATED STATEMENTS OF OPERATIONS
                                           PERIODS ENDED AUGUST 31 (UNAUDITED)
                                       (Amounts in thousands except per share data)

                                                                             Three Months                      Six Months
                                                                             ------------                      ----------
                                                                        2007             2006             2007            2006
                                                                        ----             ----             ----            ----

NET SALES                                                           $  2,643,968     $ 2,818,498      $ 5,129,505     $ 5,415,113
Cost of sales, buying and warehousing                                  2,097,957       2,148,355        4,023,309       4,109,206
                                                                     ------------     -----------       ----------     -----------

GROSS PROFIT                                                             546,011         670,143        1,106,196       1,305,907

Selling, general and administrative expenses                             677,909         656,670        1,326,263       1,290,962
                                                                     ------------     -----------       ----------     -----------
OPERATING (LOSS) INCOME                                                 (131,898)         13,473         (220,067)         14,945

Interest income                                                            3,858           5,794            9,595          12,840

Interest expense                                                             124             113              167             325
                                                                     ------------     -----------       ----------     -----------
 (Loss) earnings from continuing operations before income taxes         (128,164)         19,154         (210,639)         27,460

Income tax (benefit) expense                                             (65,110)          7,499          (92,773)         10,498
                                                                     ------------     -----------       ----------     -----------

NET (LOSS) EARNINGS FROM CONTINUING OPERATIONS                           (63,054)         11,655         (117,866)         16,962

EARNINGS (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX                     218          (1,614)             464          (2,322)

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
    PRINCIPLE, NET OF TAX                                                      -               -                -           1,773
                                                                     ------------     -----------       ----------     -----------

NET (LOSS) EARNINGS                                                 $    (62,836)    $    10,041      $  (117,402)    $    16,413
                                                                     ============     ===========       ==========     ===========


Weighted average common shares:
       Basic                                                             164,837         169,973          165,340         170,514
                                                                     ============     ===========       ==========     ===========

       Diluted                                                           164,837         174,659          165,340         175,458
                                                                     ============     ===========       ==========     ===========


(LOSS) EARNINGS PER SHARE:
    Basic:
       Continuing operations                                        $      (0.38)    $      0.07      $     (0.71)    $      0.10
       Discontinued operations                                      $          -     $     (0.01)     $         -     $     (0.01)
       Cumulative effect of change in accounting principle          $          -     $         -      $         -     $      0.01
       Basic (loss) earnings per share                              $      (0.38)    $      0.06      $     (0.71)    $      0.10


    Diluted:
       Continuing operations                                        $      (0.38)    $      0.07      $     (0.71)    $      0.10
       Discontinued operations                                      $          -     $     (0.01)     $         -     $     (0.01)
       Cumulative effect of change in accounting principle          $          -     $         -      $         -     $      0.01
       Diluted (loss) earnings per share                            $      (0.38)    $      0.06      $     (0.71)    $      0.09






                                                CIRCUIT CITY STORES, INC.
                                         CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                                                  (Amounts in thousands)


                                                                                     August 31
                                                                                     ---------
                                                                          2007                        2006
                                                                     ----------------            ----------------

Current Assets:
Cash and cash equivalents                                          $         130,899           $         296,130
Short-term investments                                                       293,503                     303,455
Accounts receivable, net of allowance for doubtful accounts                  304,957                     303,085
Merchandise inventory                                                      1,833,226                   1,849,480
Deferred income taxes                                                        107,187                      32,818
Income tax receivable                                                        103,476                       1,685
Prepaid expenses and other current assets                                     73,884                      57,870
                                                                     ----------------            ----------------

Total Current Assets                                                       2,847,132                   2,844,523

Property and equipment, net of accumulated depreciation                      974,421                     884,626
Deferred income taxes                                                         26,613                     101,478
Goodwill                                                                     134,863                     229,055
Other intangible assets, net of accumulated amortization                      18,846                      26,630
Other assets                                                                  35,633                      43,572
                                                                     ----------------            ----------------

TOTAL ASSETS                                                       $       4,037,508           $       4,129,884
                                                                     ================            ================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Merchandise payable                                                $       1,110,223           $         982,980
Expenses payable                                                             293,192                     288,874
Accrued expenses and other current liabilities                               359,482                     346,195
Accrued compensation                                                          69,723                      69,392
Accrued income taxes                                                          21,136                       3,050
Short-term debt                                                                    -                      31,661
Current installments of long-term debt                                         8,272                       7,178
                                                                     ----------------            ----------------

Total Current Liabilities                                                  1,862,028                   1,729,330

Long-term debt, excluding current installments                                50,710                      48,191
Accrued straight-line rent and deferred rent credits                         283,679                     260,173
Accrued lease termination costs                                               68,967                      72,860
Deferred income taxes                                                              -                       2,127
Other liabilities                                                            135,075                     101,950
                                                                     ----------------            ----------------

TOTAL LIABILITIES                                                          2,400,459                   2,214,631
                                                                     ----------------            ----------------

Stockholders' Equity:
Common stock                                                                  84,293                      86,986
Additional paid-in capital                                                   310,991                     402,199
Retained earnings                                                          1,196,982                   1,374,995
Accumulated other comprehensive income                                        44,783                      51,073
                                                                     ----------------            ----------------

TOTAL STOCKHOLDERS' EQUITY                                                 1,637,049                   1,915,253
                                                                     ----------------            ----------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $       4,037,508           $       4,129,884
                                                                     ================            ================




Table 1: Segment Performance Summary

Domestic Segment
                                                     Three Months Ended August 31             Six Months Ended August 31
                                                   2007                    2006                  2007                 2006
                                                          % of                  % of                    % of                % of
(Dollar amounts in millions)                   $          Sales          $      Sales         $        Sales       $        Sales
--------------------------------------------------------------------------------------   ------------------------------------------
Net sales                                      $2,511.4   100.0%     $2,680.6   100.0%     $4,888.3    100.0 %   $5,166.1    100.0%
Gross profit                                   $  497.5    19.8%     $  619.6    23.1%     $1,017.9     20.8 %   $1,214.5     23.5%
Selling, general and administrative expenses   $  631.4    25.1%     $  608.4    22.7%     $1,243.9     25.4 %   $1,196.0     23.2%
Net (loss) earnings from continuing operations $  (63.2)   (2.5)%    $   10.5     0.4%     $ (120.6)    (2.5)%   $   19.8      0.4%

International Segment
                                                     Three Months Ended August 31                    Six Months Ended August 31
                                                    2007                 2006                   2007                   2006
                                                          % of                % of                    % of                 % of
(Dollar amounts in millions)                      $       Sales         $     Sales            $       Sales        $      Sales
-------------------------------------------------------------------------------------      ---------------------------------------
Net sales                                      $132.5    100.0%     $137.9    100.0 %        $241.2    100.0%    $249.0    100.0%
Gross profit                                   $ 48.5     36.6%     $ 50.5     36.6 %        $ 88.2     36.6%    $ 91.4     36.7%
Selling, general and administrative expenses   $ 46.5     35.1%     $ 48.3     35.0 %        $ 82.4     34.2%    $ 95.0     38.1%
Net earnings (loss) from continuing operations $  0.1      0.1%     $  1.2      0.9 %        $  2.8      1.1%    $ (2.8)    (1.1)%

Table 2: Net Sales Summary

                                          Three Months Ended August 31                           Six Months Ended August 31
                                                                         Comparable                                     Comparable
                                                         Year-Over-    Store Sales                          Year-Over-  Store Sales
(Dollar amounts in millions)         2007        2006    Year Change    Change(a)         2007      2006    Year Change  Change(a)
----------------------------------------------------------------------------------     -------------------------------------------
Domestic segment net sales          $2,511.4  $2,680.6       (6.3)%      (8.0)%        $4,888.3    $5,166.1   (5.4)%      (7.0)%
International segment net sales        132.5     137.9       (3.9)%      (4.4)%           241.2       249.0   (3.1)%      (0.3)%
                                   --------------------                                --------------------
Net sales                           $2,644.0   $2,818.5      (6.2)%      (7.9)%        $5,129.5    $5,415.1   (5.3)%      (6.8)%
                                   ====================                                ====================

(a) A store's sales are included in comparable store sales after the store has been open for a full 12 months. In addition, comparable store sales include
Web-originated sales and sales from relocated and remodeled stores. The calculation of comparable store sales excludes the impact of fluctuations in foreign currency exchange rates.

Table 3: Net Sales by Category

Domestic Segment
                                         Three Months Ended August 31                              Six Months Ended August 31
                                         2007                 2006 (a)                   2007                    2006 (a)
                                               % of                  % of                  % of                        % of
(Dollar amounts in millions)          $       sales          $       sales          $       sales               $       sales
----------------------------------------------------------------------------     ------------------------------------------------
Video                             $  948.2    37.8%      $1,067.5     39.8%      $1,882.2    38.5 %         $2,099.3    40.6%
Information technology               774.7    30.8          743.0     27.7        1,403.3    28.7            1,361.8    26.4
Audio                                325.8    13.0          388.7     14.5          660.7    13.5              769.3    14.9
Entertainment                        267.1    10.6          242.1      9.1          539.7    11.1              500.9     9.7
Warranty, services and other(b)      195.6     7.8          239.3      8.9          402.5     8.2              434.8     8.4
                                  ------------------   ---------------------    ------------------------   -----------------------
Total                             $2,511.4   100.0%      $2,680.6    100.0%      $4,888.3   100.0 %         $5,166.1   100.0%
                                  ==================   =====================    ========================   =======================

(a) We have adapted our presentation of sales by category to represent total sales and have reclassified certain sales from video and information technology to warranty, services and other.
(b) Warranty, services and other includes extended warranty net sales; revenues from computer-related services, mobile installations, home theater installations and product repairs; net financing; and revenues from third parties for services subscriptions.

International Segment
                                             Three Months Ended August 31                      Six Months Ended August 31
                                            2007                    2006                  2007                           2006
                                                % of                   % of                    % of                      % of
(Dollar amounts in millions)           $       sales            $       sales           $      sales            $        sales
--------------------------------------------------------------------------------  -----------------------------------------------
Video                               $ 26.2      19.7%       $  27.4     19.9%       $  46.2     19.2%       $   47.9     19.2%
Information technology                46.6      35.2           53.0     38.4           86.4     35.7            97.6     39.2
Audio                                 45.2      34.1           43.9     31.9           81.7     33.9            79.7     32.0
Entertainment                          6.2       4.7            4.8      3.5           11.2      4.7             8.0      3.2
Warranty, services and other(a)        8.3       6.3            8.7      6.3           15.6      6.5            15.8      6.3
                                  ----------------------  ----------------------  -----------------------   ----------------------
Total                               $132.5     100.0%        $137.9    100.0%        $241.2    100.0%         $249.0    100.0%
                                  ======================  ======================  =======================   ======================

(a) Warranty, services and other includes extended warranty sales and product repair revenue.


Table 4: Selling, General and Administrative Expenses

Consolidated
                                            Three Months Ended August 31                   Six Months Ended August 31
                                           2007                2006                        2007               2006
                                                % of                % of                      % of                   % of
(Dollar amounts in millions)             $      Sales        $      Sales             $      Sales          $       Sales
----------------------------------------------------------------------------   ---------------------------------------------
Store expenses                        $566.1    21.4%     $563.1    20.0%         $1,122.9   21.9%       $1,097.1   20.3%
General and administrative expenses     99.3     3.8        83.6     3.0             184.8    3.6           171.0    3.2
Stock-based compensation expense         5.7     0.2         6.6     0.2              10.2    0.2            15.3    0.3
Remodel expenses                           -       -         0.5       -                 -      -             0.5      -
Relocation expenses                      3.4     0.1         0.5       -               4.5    0.1             2.0      -
Pre-opening expenses                     3.4     0.1         2.4     0.1               3.9    0.1             5.0    0.1
                                    ----------------------------------------   ---------------------------------------------
Total                                 $677.9    25.6%     $656.7    23.3%         $1,326.3   25.9%       $1,291.0   23.8%
                                    ========================================   =============================================


Domestic Segment
                                           Three Months Ended August 31                   Six Months Ended August 31
                                            2007               2006                        2007               2006
                                                % of               % of                      % of                   % of
(Dollar amounts in millions)              $     Sales        $      Sales            $      Sales           $       Sales
----------------------------------------------------------------------------    ---------------------------------------------
Store expenses                         $527.4    21.0%    $524.2    19.6%         $1,051.5   21.5%       $1,021.1   19.8%
General and administrative expenses      91.7     3.7       74.5     2.8             174.1    3.6           153.3    3.0
Stock-based compensation expense          5.6     0.2        6.4     0.2               9.9    0.2            14.0    0.3
Remodel expenses                            -       -        0.5       -                 -      -             0.5      -
Relocation expenses                       3.4     0.1        0.5       -               4.5    0.1             2.0      -
Pre-opening expenses                      3.4     0.1        2.4     0.1               3.9    0.1             5.0    0.1
                                    ----------------------------------------    ---------------------------------------------
Total                                  $631.4    25.1%    $608.4    22.7%         $1,243.9   25.4%       $1,196.0   23.2%
                                    ========================================    =============================================


International Segment
                                          Three Months Ended August 31                   Six Months Ended August 31
                                               2007              2006                  2007                2006
                                                  % of               % of                    % of               % of
(Dollar amounts in millions)               $      Sales        $     Sales            $     Sales         $     Sales
-----------------------------------------------------------------------------   ---------------------------------------
Store expenses                           $38.8    29.3%     $38.9    28.2%          $71.4   29.6%      $76.0   30.5%
General and administrative expenses        7.5     5.7        9.2     6.7            10.7    4.4        17.7    7.1
Stock-based compensation expense           0.2     0.1        0.2     0.1             0.3    0.1         1.3    0.5
                                     ----------------------------------------   ---------------------------------------
Total                                    $46.5    35.1%     $48.3    35.0%          $82.4   34.2%      $95.0   38.1%
                                     ========================================   =======================================



Table 5: Domestic Segment Superstore Openings Estimates

                                          Q1(a)   Q2(a)    Q3        Q4     FY08
----------------------------------------------------------------------------------
Incremental Superstores                    0        9     18-19     16-18   43-46
Relocated Superstores                      1        4      7-8       5-6    17-19
                                       -------------------------------------------
Total Superstore openings                  1       13     25-27     21-24   60-65
                                       ===========================================

(a) First and second quarter openings are actual. On February 26, 2007, the company closed one store in advance of opening a replacement store in the first quarter of fiscal 2008. The replacement store is included in relocations for the first quarter of fiscal 2008.


